ITEM 77(C)
	MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


At the Annual Meeting of Stockholders, held June 10, 2009 shares were voted as follows on the proposals presented to the Stockholders:

1. To elect three Class III Directors to serve for a three year term:

					   For		 Withheld
					----------	----------
   Paul Hottinguer 			18,892,578 	8,508,814
   Michael Kraynak Jr 			19,328,825 	8,072,567
   Stephen K. West, Esq			18,787,023 	8,614,369


2. To ratify the selection by the Board of Directors of Deloitte and Touche LLP as the Fund's independent registered public accounting firm for the year ending December 31, 2009:

	For 		  Against 		   Abstain
   -------------	-----------		--------------
     26,355,632 	 781,991 		   263,167

3. To approve changes to certain of the Fund's fundamental investment policies and restrictions to permit the Fund to enter into futures and forward contracts and certain option contracts:

	For		  Against		   Abstain
   ------------		-----------		--------------
    10,071,419		 6,809,826		   227,644


Broker non-votes were considered shares present for purposes of determining a quorum but were not voted in favor of a Proposal. As a result, because they were not votes cast "FOR" a Proposal, they had the effect of a vote "AGAINST" Proposal 3. Thus, each Proposal, except for Proposal 3, was approved by the stockholders of the Fund.